Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-283969

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Preliminary Pricing Supplement Dated July 21, 2026

Pricing Supplement to the Prospectus Supplement dated February 26, 2025 and the

Prospectus dated February 26, 2025

The Toronto-Dominion Bank

US$   Floating Rate Senior Medium-Term Notes, Series F, Due 20

We will pay interest on the Floating Rate Senior Medium-Term Notes, Series F, due 20  (the “Notes”) quarterly on    ,    ,     and     of each year. We will make the first interest payment on the Notes on    , 2026. The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined in the accompanying prospectus supplement) plus a margin of   basis points. The Notes will mature on    , 20 . The Notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We will issue the Notes in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess of US$2,000.

The Notes are bail-inable notes (as defined in the accompanying prospectus supplement) and subject to conversion in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank (as defined below) or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Other than as set forth under “Terms of the Notes — Redemption for Tax Reasons,” we may not redeem the Notes prior to their maturity. There is no sinking fund for the Notes.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement dated February 26, 2025 and page 1 of the accompanying base prospectus dated February 26, 2025.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement or the accompanying prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Notes
	Per Note		Total
Price to the public(1)		%	US$
Underwriting commissions		%	US$
Proceeds to The Toronto-Dominion Bank		%	US$

(1)	The price to the public also will include interest accrued on the Notes after , 2026, if any.

This pricing supplement may be used by certain of our affiliates in connection with offers and sales of the Notes in market-making transactions. TD Securities (USA) LLC is our affiliate. See “Underwriting (Conflicts of Interest)” in this pricing supplement.

We expect to deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (including through its indirect participants Euroclear, Clearstream and CDS) on or about    , 2026, against payment in immediately available funds.

Joint Book-Running Managers

TD Securities

Pricing Supplement dated    , 2026

We are responsible for the information contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement, the accompanying base prospectus, and in any free writing prospectus we may authorize to be delivered to you. We have not, and the agents have not, authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. We are not, and the agents are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this pricing supplement, the accompanying prospectus supplement, the accompanying base prospectus, the documents incorporated by reference or any free writing prospectus we may authorize to be delivered to you is accurate as of any date other than the dates thereon. Our business, financial condition, results of operations and prospects may have changed since those dates.

The term “agents” shall be deemed to refer to “agent” in the singular or “agents” in the plural as the context requires.

PS-i

WHERE YOU CAN FIND MORE INFORMATION

You should read this pricing supplement together with the prospectus supplement dated February 26, 2025 (the “prospectus supplement”) and the prospectus dated February 26, 2025 (the “base prospectus”), and the documents incorporated by reference therein (collectively, the “prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the base prospectus and the other information included and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and base prospectus. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated February 26, 2025:

https://www.sec.gov/Archives/edgar/data/947263/000119312525036947/d907305d424b5.htm

•	Prospectus dated February 26, 2025:

https://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the information reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our common shares are listed on the NYSE, and reports and other information concerning us can be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005. Information about us can be located at our website at www.td.com. All Internet references in this pricing supplement and the accompanying prospectus supplement and base prospectus are inactive textual references and we do not incorporate website contents into this pricing supplement and the accompanying prospectus supplement and base prospectus.

Our Central Index Key, or CIK, on the SEC website is 947263.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Bank to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated by reference may be obtained upon written or oral request without charge from Shareholder Relations of The Toronto-Dominion Bank, TD Bank Tower, P.O. Box 1, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2, Canada (telephone: (416) 944-6367 or (866) 756-8936). The documents incorporated by reference are available at www.sec.gov.

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the base prospectus called “Description of the Debt Securities” and the prospectus supplement called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below. References in this pricing supplement to “we,” “us,” “our,” “TD” or “the Bank” are to The Toronto-Dominion Bank.

Issuer:	The Toronto-Dominion Bank

Title of Series:	Senior Medium-Term Notes, Series F

Issue:	Floating Rate Senior Medium-Term Notes, Series F, due 20

Ranking:	Senior

Aggregate Principal Amount Initially Being Issued:	US$

Currency:	U.S. Dollars

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess of US$2,000

Issue Date:	, 2026

Maturity Date:	, 20

Interest Rate:	The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined in the accompanying prospectus supplement) plus the Margin.

Compounded SOFR:	A compounded average of daily SOFR determined for each quarterly Interest Period in accordance with the specific formula described under “Description of the Notes We May Offer — Interest — Interest Rates — SOFR Notes” in the accompanying prospectus supplement.

Margin:	+ basis points.

Day Count Convention:	Actual/360 as described under “—Interest.”

Interest Periods:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, , 2026) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Interest Payment Dates:	On , , and of each year, beginning on , 2026 and ending on the Maturity Date.

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

Business Day Convention:	Modified following; adjusted for each Interest Period other than the final Interest Period. If any scheduled Interest Payment Date, other than the Maturity Date or redemption date under “— Redemption for Tax Reasons”, would fall on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date or redemption date under “— Redemption for Tax Reasons” is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption of the Notes will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or such redemption date.

Business Day:	Any weekday that is a U.S. Government Securities Business Day and is not a legal holiday in New York or Toronto and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Record Dates for Interest Payments:	The regular record dates for the Notes will be the close of business on the day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day).

Calculation Agent:	The Bank of New York Mellon

Redemption at Our Option:	Not applicable, other than as set forth under “— Redemption for Tax Reasons.”

Optional Redemption by Holders of Notes:	Not applicable.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:	DTC global (including through its indirect participants Euroclear, Clearstream and CDS as described under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus supplement and base prospectus).

Conflicts of Interest:	TD Securities (USA) LLC is our affiliate. Accordingly, the offering of the Notes will conform to the requirements of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. TD Securities (USA) LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Canadian Bail-in Powers:	The Notes are bail-inable notes (as defined in the accompanying prospectus supplement) and subject to conversion in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities — Terms Specific to Senior Debt Securities — Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors — Risks Related to the Bail-inable Debt Securities” in the base prospectus.

Concurrent Offerings:	Concurrently with this offering, we are conducting a public offering of US$ Floating Rate Senior Medium-Term Notes due 20 , US$ % Senior Medium-Term Notes due 20 and US$ % Senior Medium-Term Notes due 20 (the “Concurrent Offerings”). The settlement of the Notes is not contingent on the settlement of the Concurrent Offerings and the settlement of the Concurrent Offerings is not contingent upon the settlement of the Notes.

Interest

The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined in the accompanying prospectus supplement) plus a margin of   basis points. Interest will be payable quarterly in arrears on   ,    ,     and     of each year, beginning on    , 2026 (each, an “Interest Payment Date”) and ending on the Maturity Date; provided, that if any scheduled Interest Payment Date, other than the Maturity Date or redemption date under “— Redemption for Tax Reasons”, would fall on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date or redemption date under “— Redemption for Tax Reasons” is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption of the Notes will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or such redemption date. If the Notes are redeemed, unless we default on payment of the redemption price, interest will cease to accrue on the redemption date on the Notes called for redemption.

Each Interest Period on the Notes will begin on (and include) an Interest Payment Date (or, in the case of the first Interest Period,    , 2026) and end on (but exclude) the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

As further described herein, the amount of interest accrued and payable on the Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360.

The regular record dates for the Notes will be the close of business on the day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day).

Agreement with Respect to the Exercise of Canadian Bail-in Powers

By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (1) agree to be bound, in respect of the Notes, by the CDIC Act, including the conversion of the Notes, in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes; (2) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; (3) have represented and warranted that TD has not directly or indirectly provided financing to the holder or beneficial owner of the Notes for the express purpose of investing in the Notes; and (4) acknowledge and agree that the terms referred to in clauses (1) and (2), above, are binding on that holder or beneficial owner despite any provisions in the indenture or the Notes, any other law that governs the Notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the Notes.

Holders and beneficial owners of Notes will have no further rights in respect of their bail-inable notes to the extent those bail-inable notes are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the principal amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of the Debt Securities — Terms Specific to Senior Debt Securities — Special Provisions Related to Bail-inable Debt Securities” in the accompanying prospectus supplement and base prospectus for a description of the provisions applicable to the Notes as a result of Canadian bail-in powers.

Additional Amounts

All payments of principal and interest and other amounts payable in respect of the Notes by us will be made without us making any withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”), unless the withholding or deduction of such Taxes is required or authorized by law or the administration thereof. In that event, we will, subject to certain exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) to the holder or beneficial owner of any Note as may be necessary in order that every net payment of the principal of and interest on such Note and any other amounts payable on such Note, after any withholding or deduction for Taxes imposed or levied by or on behalf of Canada or any political subdivision or taxing authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”) (and Taxes imposed or levied by a Taxing Jurisdiction on such Additional Amounts), will not be less than the amount such holder or beneficial owner would have received if such Taxes imposed or levied by or on behalf of a Taxing Jurisdiction had not been withheld or deducted. We will not, however, be required to make any payment of Additional Amounts to any holder or beneficial owner for or on account of:

•

any Taxes that would not have been so imposed but for a present or former connection (including, without limitation, carrying on business in a Taxing Jurisdiction or having a permanent establishment or fixed base in a Taxing Jurisdiction) between such holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and a Taxing Jurisdiction, other than merely holding such Note or receiving payments with respect to such Note;

•	any estate, inheritance, gift, sales, transfer or personal property Tax or any similar Tax with respect to a Note;

•

any Tax imposed by reason that such holder or beneficial owner of a Note, or other person (including a partnership) that receives or is entitled to payments under the Note, does not deal at arm’s length within the meaning of the Income Tax Act (Canada) with us or is, or does not deal at arm’s length with any person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of us, or is an entity that is a “reverse hybrid entity” as defined in proposed amendments to the Income Tax Act (Canada) released by the Department of Finance (Canada) on January 29, 2026 (the “January 29 Tax Proposals”) (or successor provisions thereto), or as a result of us or any payer being a “specified entity” (as defined in subsection 18.4(1) of the Income Tax Act (Canada)) in respect of the holder, beneficial owner, or other person (including a partnership) that receives or is entitled to payments on the Note;

•

any Tax imposed by reason of any payment in respect of the Notes being considered to arise under, or in connection with, an “imported hybrid arrangement” (as defined in the January 29 Tax Proposals (or successor provisions thereto));

•	any Tax that is levied or collected otherwise than by withholding from payments on or in respect of a Note;

•	any Tax required to be withheld by any paying agent from any payment on a Note, if such payment can be made without such withholding by at least one other paying agent;

•

any Tax that would not have been imposed but for the failure of a holder or beneficial owner of a Note to comply with certification, identification, declaration, information or other reporting requirements, if such compliance is required by a Taxing Jurisdiction (including where required by statute, treaty, regulation or administrative pronouncement) as a precondition to relief or exemption from such Tax;

•

any Tax which would not have been imposed but for the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (i) the date on which such payment became due and payable or (ii) the date on which payment thereof is duly provided for, whichever occurs later;

•

any withholding or deduction imposed pursuant to (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between us and the United States or any authority thereof implementing FATCA; or

•	any combination of the items listed above;

nor shall Additional Amounts be paid with respect to any payment on a Note to a holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly. For the purposes of this discussion of “Additional Amounts”, the term “person” shall include a partnership.

In addition, no Additional Amounts will be payable under the provisions described above to any holder or beneficial owner of a Note on account of Taxes that are in excess of the Taxes that would have been imposed if, at all relevant times, such holder or beneficial owner of a Note were a resident of the United States for purposes of, and was entitled to all of the benefits of, the United States-Canada Income Tax Convention (1980), as amended, including any protocols thereto (the “Convention”). As a result of the limitation on the payment of Additional Amounts discussed in the preceding sentence, the Additional Amounts received by certain holders or beneficial owners of Notes may be less than the amount of Canadian taxes withheld or deducted and, accordingly, the net amount received by such holders or beneficial owners of Notes will be less than the amount such holders or beneficial owners would have received had there been no such withholding or deduction in respect of Canadian taxes. Any prospective investor that is not a resident of the United States for purposes of, and entitled to all of the benefits of, the Convention should consult its tax advisor regarding the possibility of any future Canadian withholding tax that would reduce its return from the Notes.

Redemption for Tax Reasons

We may redeem the Notes, in whole but not in part, at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, if:

(i) as a result of any change (including any announced prospective change) in or amendment to the laws or treaties (or any rules, regulations, rulings or administrative pronouncements thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation (including, for certainty, amendments to the Income Tax Act (Canada) proposed by the Department of Finance (Canada) on January 29, 2026 coming into effect), or any change in official position regarding the application or interpretation of such laws, treaties, rules, regulations, rulings or administrative pronouncements (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this pricing supplement, in the written opinion of our legal counsel of recognized standing, we have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); or

(ii) on or after the date of this pricing supplement any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of our legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced);

and, in any such case, we in our business judgment determine that such obligation cannot be avoided by the use of reasonable measures available to us. For the avoidance of doubt, reasonable measures do not include a change in the terms of the Notes or a substitution of the issuer.

Prior to the giving of any notice of redemption pursuant to the above paragraph, we will deliver to the trustee:

•	a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of counsel prepared in accordance with the terms of the indenture.

Any Notes redeemed for tax reasons will be redeemed at 100% of their principal amount together with interest accrued up to, but excluding, the redemption date. Notice of redemption will be given not less than 10 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice.

Any such redemption of bail-inable notes will require the prior approval of the Superintendent of Financial Institutions (Canada) if the redemption would result in TD not meeting the Total Loss Absorbing Capacity (“TLAC”) requirements applicable to it pursuant to the Office of the Superintendent of Financial Institutions guideline on TLAC.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain material U.S. federal income tax consequences of owning the Notes, please see the section “Tax Consequences — United States Taxation” in the accompanying prospectus supplement and base prospectus.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain material Canadian federal income tax consequences of owning the Notes, please see the section “Tax Consequences — Canadian Taxation” in the accompanying prospectus supplement and base prospectus.

In addition to the assumptions, limitations and conditions described therein, on January 29, 2026, the Department of Finance (Canada) released for consultation the January 29 Tax Proposals that would amend certain provisions of the Income Tax Act (Canada) with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. The January 29 Tax Proposals are highly complex, and there remains significant uncertainty as to their interpretation and application, including whether they will be implemented in their proposed form, or at all. Investors should consult their own tax advisors with respect to the possible application of the January 29 Tax Proposals to them in their particular circumstances.

In addition, if the January 29 Tax Proposals become effective and, as a consequence, Additional Amounts become payable by the Bank as described under “Terms of the Notes — Additional Amounts”:

•

an investor that is not a resident in Canada for the purposes of the Income Tax Act (Canada) and that is a “reverse hybrid entity” (as defined in the January 29 Tax Proposals) or who receives a payment that arises under, or in connection with, an “imported hybrid arrangement” (as defined in the January 29 Tax Proposals) may not be able to rely on the Bank’s gross-up obligations as described in “Terms of the Notes—Additional Amounts” and receive such Additional Amounts in respect of Notes; and

•	the Bank may seek to redeem the Notes early for taxation reasons as described in “Terms of the Notes — Redemption for Tax Reasons”.

There can be no assurance that an investor whose Notes are redeemed early as described in “Terms of the Notes — Redemption for Tax Reasons” will be able to reinvest redemption proceeds at an effective rate of interest comparable to the effective yield on the Notes so redeemed.

BENEFIT PLAN INVESTOR CONSIDERATIONS

For a discussion of certain considerations in connection with owning the Notes with plan assets, please see the section “Benefit Plan Investor Considerations” in the accompanying prospectus supplement and base prospectus.

UNDERWRITING (CONFLICTS OF INTEREST)

On    , 2026, we entered into a Terms Agreement with the agents pursuant to the Distribution Agreement, dated February 26, 2025, between us and TD Securities (USA) LLC for the purchase and sale of the Notes. We have agreed to sell to the agents, and each of the agents has severally agreed to purchase from us, as principal, the principal amount of the Notes shown opposite its name at the public offering price set forth above, subject to the terms and conditions set forth in the Terms Agreement and the Distribution Agreement.

Agent	Principal Amount of Notes
TD Securities (USA) LLC	US$
US$
US$
US$

Total	US$

The agents initially propose to offer the Notes to the public at the public offering price set forth on the cover page of this pricing supplement and may offer the Notes to certain dealers at the public offering price less a concession not in excess of  % of the principal amount of the Notes. The agents may allow, and such dealers may reallow, a concession not in excess of  % of the principal amount of the Notes on sales to certain dealers. After the initial offering of the Notes, the public offering price and other selling terms may from time to time be changed. The offering of the Notes by the agents is subject to receipt and acceptance and subject to the agents’ right to reject any order in whole or in part.

We estimate that the total offering expenses for the Notes and the Concurrent Offerings, excluding underwriting commissions, will be approximately US$  .

We have agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

To the extent any agent that is not a U.S. registered broker-dealer intends to effect any offers, or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

The agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the agents and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and trading arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. If any of the agents or their respective affiliates has a lending relationship with us, certain of those agents or their affiliates routinely hedge, and certain of those agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that delivery of the Notes will be made against payment therefor on or about    , 2026, which is the       business day following the date hereof (such settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day immediately before settlement will be required, by virtue of the fact that the Notes initially will settle in T+ , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

Conflicts of Interest

TD Securities (USA) LLC is our affiliate. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. TD Securities (USA) LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions

The People’s Republic of China

This pricing supplement and the prospectus have not been filed with or approved by the People’s Republic of China (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan) authorities, and is not an offer of securities (whether public offering or private placement) within the meaning of the Securities Law or other pertinent laws and regulations of the People’s Republic of China. This pricing supplement and the prospectus shall not be offered to the general public if used within the People’s Republic of China, and the Notes so offered cannot be sold to anyone that is not a qualified purchaser of the People’s Republic of China. Each agent has represented, warranted and agreed that the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, except under circumstances that will result in compliance with applicable laws and regulations.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered in Japan pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948 of Japan, as amended) (the “FIEA”) and each agent has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This pricing supplement and the prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

The Notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”) and the Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the Notes may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). For a period of one year from the issue date of the Notes, any acquirer of the Notes who was solicited to buy the Notes in Korea is prohibited from transferring any of the Notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Notes.

Each agent has represented and agreed that it has not offered, sold or delivered the Notes directly or indirectly, or offered or sold the Notes to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea and will not offer, sell or deliver the Notes directly or indirectly, or offer or sell the Notes to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FSCMA, the FETL and other relevant laws and regulations of Korea.

Switzerland

The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this pricing supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this pricing supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This pricing supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

The validity of the Notes will be passed upon, on behalf of the Bank, by McCarthy Tétrault LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and Simpson Thacher & Bartlett LLP, New York, New York, as to matters of New York law. Certain legal matters relating to the Notes will be passed upon, on behalf of the agents, by Paul Hastings LLP, New York, New York.